EXHIBIT 99.1

ADVANCED BIOENERGY, LLC
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Introduction to Unaudited Pro Forma Condensed Consolidated Financial Information

Advanced BioEnergy, LLC (the “Company,” “Advanced BioEnergy” or “ABE”) has prepared unaudited pro forma condensed consolidated balance sheet and notes to assist readers in understanding the nature and effects of the Asset Sale (as defined below) and certain related transactions on the Company’s financial position at September 30, 2019, the last day of the Company’s fiscal year end. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2019 has been prepared with the assumption that the Asset Sale and related transactions were completed as of the balance sheet date. The unaudited pro forma condensed consolidated balance sheet does not purport to be indicative of the financial position of the Company as of the December 19, 2019 closing date of the Asset Sale.

Upon the closing of the Asset Sale, the Company commenced its liquidation in accordance with the Plan of Liquidation and Dissolution dated August 15, 2019, which was approved by the Company’s members at a Special Meeting of Members held on September 19, 2019 (the “Plan of Liquidation”). The unaudited pro forma condensed consolidated balance sheet does not give effect to implementation of the Plan of Liquidation and is not indicative of the Company’s financial position following winding up of the Company. Pursuant to the Plan of Liquidation, the Company will (i) collect all sums due or owing to the Company, (ii) sell and convert into cash all the assets and properties of the Company, and (iii) out of the assets and properties of the Company, pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of all debts and liabilities of the Company, including all expenses of the sales of assets and of the dissolution and liquidation provided for by the Plan of Liquidation.  Accordingly, the unaudited pro forma condensed consolidated balance sheet does not express or imply the amount or timing of any distribution to the Company’s members.

The unaudited pro forma financial information has been prepared by the Company based upon assumptions deemed appropriate by the Company’s management. Certain of the most significant assumptions are set forth under the Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

The unaudited pro forma financial information should be read in conjunction with the Company’s historical condensed balance sheet and notes thereto contained in the Company’s Annual Report on Form 10-K for the year ended September 30, 2018, the Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, as filed with the Securities and Exchange Commission (“SEC”), incorporated herein by reference.

1. ASSET SALE TO GLACIAL LAKES ENERGY, LLC

On August 1, 2019, Advanced BioEnergy and its wholly-owned subsidiary, ABE South Dakota, LLC (“ABE South Dakota”), entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Glacial Lakes Energy, LLC, (“Buyer”), under which ABE South Dakota agreed it will sell its Aberdeen and Huron, South Dakota ethanol plants and related businesses to Buyer (the “Asset Sale”).

The terms of the Asset Purchase Agreement were previously disclosed by the Company through, and a copy of the asset purchase agreement was furnished as an exhibit to, a Current Report on Form 8-K dated August 1, 2019 filed with the SEC on August 8, 2019.

On December 19, 2019, Advanced BioEnergy, ABE South Dakota and Buyer closed the Asset Sale contemplated by the Asset Purchase Agreement.

Under the Asset Purchase Agreement, the purchase price was $47.5 million, plus the value of the Company’s inventory at closing, which was approximately $2.3 million.  At the closing, Buyer paid to ABE South Dakota a total of $8.3 million in cash, which reflects the purchase price, less the approximately $31.0 million required to repay the Master Credit Agreement obligations (described below), less the amount of certain accrued contract liabilities, less $3.0 million to satisfy certain real estate title objections relating to the Aberdeen plant, and less $4.75 million of the purchase price that was deposited into an indemnity escrow account. The indemnity escrow account will be used to satisfy any of Buyer’s claims for indemnification under the Agreement and any amounts remaining after the eighteen (18)-month anniversary of the closing will be released to the Company. The Company also paid approximately $0.7 million in transaction expenses at closing.

Following the closing of the Asset Sale, ABE South Dakota has no ongoing business operations. Upon the closing of the Asset Sale, the Company commenced its liquidation pursuant to the Plan of Liquidation.  Accordingly, the primary pro forma effects of the Asset Sale on the Company’s operations would be to eliminate net sales, costs of goods sold and interest expense for the pro forma period. Under the circumstances and due to the limited number of pro forma adjustments required to reflect the Asset Sale and related transactions, the Company is not providing an unaudited pro forma condensed consolidated statement of operations.

2. REPAYMENT OF MASTER CREDIT AGREEMENT

In connection with the closing of the Asset Sale, on December 19, 2019, all amounts outstanding under that certain Master Credit Agreement dated December 29, 2015, as amended (“Master Credit Agreement”) between ABE South Dakota as borrower and AgCountry Farm Credit Services, PCA as lender (“AgCountry”) were repaid in full.  The total amount repaid was approximately $31.0 million, which was repaid from the purchase price from the Asset Sale.

Effective upon the repayment, the Master Credit Agreement and all related documents were terminated in accordance with their terms and AgCountry released its security interest in, and liens and mortgages on, all of the properties, rights and assets of ABE South Dakota.

ADVANCED BIOENERGY, LLC

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	As Reported 9/30/2019 (unaudited)	Pro Forma Adjustments (1)		Pro Forma 9/30/2019

ASSETS
Current assets:
Cash and cash equivalents	$5,423	$8,331	(1)	$13,754
Cash held in escrow	-	4,750	(2)	4,750
Accounts receivable:
Trade accounts receivables	3,451	-		3,451
Other receivables	174	-		174
Inventories	4,871	(4,871)	(3)	-
Prepaid expenses	667	(132)	(4)	535
Total current assets	14,586	8,078		22,664
Property and equipment, net	35,662	(35,645)		17
Other assets	452			452
Total assets	$50,700	$(27,567)		$23,133
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$3,908	$-		$3,908
Accrued expenses	2,326	-		2,326
Current portion of long-term debt (stated principal amount of $29,812 and $1,000 at September 30, 2019 and September 30, 2018, respectively)	29,593	(29,593)	(5)	-
Total current liabilities	35,827	(29,593)		6,234
Other liabilities	1,027	(1,011)	(6)	16
Long-term debt (stated principal amount of $0 and $19,000 at September 30, 2019 and September 30, 2018, respectively)	-	-		-
Total liabilities	36,854	(30,604)		6,250
Members’ equity:
Members’ capital, no par value, 25,410,851 units issued and outstanding	44,826	-		44,826
Accumulated deficit	(30,980)	3,037	(7)	(27,943)
Total members’ equity	13,846	3,037		16,883
Total liabilities and members’ equity	$50,700	$(27,567)		$23,133

(1)     Net cash received by the Company at closing of $8.331 million.

(2)     Consists of $4.750 million held in escrow for 18-months from the closing date.

(3)     Cash paid for inventory at closing was $2.3 million, this excluded spare parts and critical parts which were included in the asset purchase price.

(4)     Prepaid expenses paid in cash to the Company at closing primarily related to operating lease payments made in advance.

(5)     The Company's outstanding obligations to its senior lender were paid in full at closing.

(6)     Reduction in the gross purchase price for assumed liabilities related to repair obligations under certain rail car leases.

(7)     Net estimated change in assets and liabilities from September 30, 2019 to the closing date of the Asset Sale on December 19, 2019.

3.  ESTIMATED INITIAL DISTRIBUTION TO MEMBERS

Under the Plan of Liquidation, the Board of Directors of the Company may establish a liquidating trust and distribute assets of the Company to the liquidating trust.  At this time, the Board of Directors of the Company has determined not to establish a liquidating trust.  However, the Company will continue the process of liquidating its assets and winding up the Company otherwise in accordance with the Plan of Liquidation.

The Board of Directors of the Company anticipates that the amount of the initial distribution to members following the Asset Sale will be between $7.6 million and $8.3 million, or $0.30 to $0.33 per unit based on 25,410,851 units outstanding as of December 19, 2019. The Company’s Board of Directors intends to meet in January 2020 to determine the next steps in the Plan of Liquidation, including the amount and timing of any initial distribution to members, which the Company expects will be in January or February 2020.

Following the initial distribution, the Board anticipates that there will be one or more subsequent distributions of an aggregate of up to $7,500,000 or approximately $0.30 per unit.

Please review the matters referred to under “Risk Factors” in the Company’s definitive proxy statement for the Special Meeting of Members held on September 19, 2019, filed with the SEC on August 27, 2019, for a discussion of the risks related to the Plan of Liquidation, along with the “Risk Factors” set forth in Item I, Part 1A of the Company’s Annual Report on Form 10-K for the year end September 30, 2019 when filed with the SEC.

The table below depicts the estimated range of possible initial distribution based upon the Company’s financial position as of September 30, 2019 and giving effect to the closing of the Asset Sale and repayment of the Master Credit Agreement on December 19, 2019:

	Low Range	High Range
Cash balance as of September 30, 2019	$5,423	$5,423
Gross asset purchase price	47,500	47,500
Value of inventory and certain prepaids purchased at closing	2,480	2,480
Bank debt payable (1)	(31,004)	(31,004)
Cash held in escrow (2)	(4,750)	(4,750)
Other reductions in purchase price (3)	(5,841)	(5,841)
Total cash assumed following asset sale	13,808	13,808

Transaction-related expenses (4)	1,500	1,500
Other reserve amount (5)	2,750	2,750
Net other balance sheet items (6)	500	100
Wind down costs	1,400	1,100
Total reduction in cash estimated following the asset sale	6,150	5,450

Estimated cash initial distribution	$7,658	$8,358
Units outstanding as of closing date	25,410,851	25,410,851
Estimated initial per unit distribution (7)	$0.30	$0.33

(1)     Full payment of the Company's outstanding senior debt including accrued interest and fees paid at closing.

(2)     Consists of $4.750 million held in escrow for 18-months from the closing date.

(3)     Reductions in the gross asset purchase price for assumed liabilities related to repair obligations under certain rail car leases and an amount to cure a title exception.

(4)     Consists of estimated financial advisor fees, legal expenses, accounting and other miscellaneous expenses related to the Asset Sale.

(5)     Consists of $2.75 million for indemnity reserve escrow established post closing.

(6)     Includes payment of outstanding liabilities, net of accounts receivable collections and sale of other assets.

(7)     Estimated initial per unit distribution.  An additional final distribution is expected with the expiration of the 18-month escrow noted above.

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